Exhibit 99.1

Notice of Amendment of Financial Forecast

November 6, 2020

1.	Forecasted Operating Results for the Year Ending December 31, 2020

The Company has revised its financial results forecast for the year ending December 31, 2020 as previously disclosed on May 11, 2020 and August 7, 2020, respectively.

The following table contains the forecasted financial results for the year ending December 31, 2020 (in thousands, except for per share amounts):

	Revenue (1)	Income from Operations (1)	Income before Income Taxes (1)	Net Income (1)	Non-GAAP Net Income (1)
2019 ($)	32,027 (3,388,457)	2,395 (253,391)	2,449 (259,104)	2,194 (232,125)	3,461 (366,174)
2020 - Revision	32,323 (3,419,773)	2,572 (272,118)	2,804 (296,663)	2,271 (240,272)	3,528 (373,262)
Change - Amount	296 (31,316)	177 (18,727)	355 (37,559)	77 (8,147)	67 (7,088)
Change - %	0.9%	7.4%	14.5%	3.5%	1.9%

	Basic EPS (2)	Diluted EPS (2)	Non-GAAP Basic EPS (2)	Non-GAAP Diluted EPS (2)
2019	0.13 (14)	0.12 (13)	0.20 (21)	0.19 (20)
2020 - Revision	0.12 (13)	0.12 (13)	0.19 (20)	0.19 (20)
Change - Amount	― (―)	― (―)	― (―)	― (―)
Change - %	―	―	―	―
(1)	Amounts were converted at 105.80 Japanese yen per U.S. dollar, which was the Telegraphic Transfer Middle Rate as per MUFG Bank, Ltd. (formerly Bank of Tokyo-Mitsubishi UFJ) as of September 30, 2020.

(2)	The forecasted basic EPS for the year ending December 31, 2020 was computed using a forecasted weighted-average shares outstanding for the year ending September 30, 2020.

2.	Revised Fiscal 2020 Guidance

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In the automotive market, we expect that our revenue for the fourth quarter ending December 31, 2020 will increase approximately 30% as compared to the third quarter ending September 30, 2020, primarily as a result of multiple new design-wins obtained from manufacturers in prior quarters migrating to volume production as manufacturers begin to recover from the market downturn. We expect continued increase in revenue within the automotive market as additional design-wins migrate to volume production.

In the security surveillance market, we expect that our revenue for the fourth quarter ending December 31, 2020 will increase approximately 200% as compared to the third quarter ending September 30, 2020, but decrease approximately 10% as compared to the fourth quarter of fiscal 2019 as our security surveillance market has been affected by the weakness in the end markets in North and South Americas, the Middle East and India due to the impact of the COVID-19 pandemic in those markets. In the fourth quarter ending December 31, 2020, we expect revenue from our receiver products to remain approximately 50% below the revenue we achieved prior to the COVID-19 pandemic. However, we expect revenue from our image signaling processor products to increase approximately 130% from the revenue we have achieved in previous quarters, primarily as a result of more derivative projects of customers migrating to production in the fourth quarter ending December 31, 2020. We expect the newly developed CMOS Image Sensor product will begin contributing to our revenue in the second half of fiscal 2021.

Although we expect to continue incurring significant research and development costs associated with new product development in the fourth quarter ending December 31, 2020, we expect to report operating profit and net income for the fourth quarter.

The following summary contains the forecasted financial results for the fourth quarter ending December 31, 2020 (in thousands, except for per share amounts):

Revenue:                                 $11,500

Income from operations:         $2,141

Income before income taxes:  $2,176

Net income:                             $1,813

Non-GAAP Net Income:         $2,160

Basic EPS:                               $0.10

Diluted EPS:                            $0.10

Non-GAAP Basic EPS:           $0.12

Non-GAAP Diluted EPS:        $0.12